EXHIBIT 11.1


                   GROW BIZ INTERNATIONAL, INC. AND SUBSIDIARY

                 Statement of Computation of Per Share Earnings

                                                                  Fiscal Year Ended
                                                  ------------------------------------------------
                                                   December 25,      December 26,     December 27,
                                                       1999              1998             1997
                                                  ------------------------------------------------
Net Income (loss)                                 $  (8,589,300)    $   7,243,800    $   3,231,200
                                                  =============     =============    =============

Weighted average shares outstanding - Basic           5,205,900         5,664,000        6,116,200
Dilutive effect of stock options after
application of the treasury stock method                     --           168,700          157,300
                                                  -------------     -------------    -------------
Weighted average shares outstanding - Dilutive        5,205,900         5,832,700        6,273,500
                                                  =============     =============    =============

Net income (loss) per common share - Basic        $       (1.65)    $        1.28    $         .53
                                                  =============     =============    =============
Net income (loss) per common share - Dilutive     $       (1.65)    $        1.24    $         .52
                                                  =============     =============    =============